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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Weatherford International LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 4, 2005
Dear Weatherford Shareholder:
      You are cordially invited to join us at the 2005 Annual General Meeting of Shareholders of Weatherford International Ltd. to be held at 9:00 a.m. on Friday, May 13th, in Houston, Texas. The Annual General Meeting will be held at The St. Regis Hotel located at 1919 Briar Oaks.
      The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the Annual General Meeting, including the election of eight directors.
      Your vote is important. Whether or not you plan to attend the Annual General Meeting, we strongly encourage you to provide your proxy by telephone, the Internet or on the enclosed proxy card at your earliest convenience.
      Thank you for your cooperation.

Sincerely,

Bernard J. Duroc-Danner
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Proposal No. 1 -- Election of Directors
Committees and Meetings of The Board
Board Compensation
Corporate Governance Matters
Audit Committee Report
Proposal 2 -- Appointment of Independent Registered Public Accounting Firm and Authorization of The Audit Committee to Set the Independent Registered Public Accounting Firm’s Remuneration
Shares Owned by Directors and Executive Officers
Shares Owned by “Beneficial Holders”
EXECUTIVE OFFICERS
Compensation Committee Report on Executive Compensation
Compensation Committee Interlocks and Insider Participation
Certain Relationships
Summary Compensation Table
Aggregated Option Exercises in 2004 And December 31, 2004 Option Values
Nonqualified Executive Retirement Plan
Pension Plan Table
Employment Contracts
Performance Graph
OTHER INFORMATION

WEATHERFORD INTERNATIONAL LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE:	Friday, May 13, 2005
TIME:	9:00 a.m. (Houston time)
PLACE:	The St. Regis Hotel 1919 Briar Oaks Houston, Texas
Items of Business:
      1. Elect eight directors to hold office for a one-year term;
      2. Appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005, and authorize the Audit Committee of the Board of Directors to set Ernst & Young’s remuneration; and
      3. Any other matters that may properly come before the meeting.
      YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR AND IN FAVOR OF THE APPOINTMENT OF ERNST & YOUNG LLP AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO SET ERNST & YOUNG’S REMUNERATION.
      At the Annual General Meeting, the audited consolidated financial statements of the Company for the year ended December 31, 2004 and accompanying auditors’ report will be presented.
      Your Board of Directors has set March 23, 2005, as the record date for the Annual General Meeting. Only those shareholders who are holders of record of our common shares at the close of business on March 23, 2005, will be entitled to vote at the Annual General Meeting.
      You are cordially invited to join us at the Annual General Meeting. However, to ensure your representation at the Annual General Meeting, we request that you provide your proxy by telephone, the Internet or by signing and returning your proxy card in the enclosed postage-paid envelope at your earliest convenience, whether or not you plan to attend. If you are present at the Annual General Meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Burt M. Martin
Secretary
Houston, Texas
April 4, 2005

WEATHERFORD INTERNATIONAL LTD.
PROXY STATEMENT

Annual Meeting:	Date: Friday, May 13, 2005 Time: 9:00 a.m. (Houston time) Place: The St. Regis Hotel 1919 Briar Oaks Houston, Texas
General Information:	Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000.

Agenda:	Two proposals:

• Proposal 1 — The election of eight nominees as directors of the Company; and

• Proposal 2 — The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005, and the authorization of the Audit Committee of the Board of Directors to set Ernst & Young’s remuneration.

At the Annual General Meeting, we will present Weatherford’s audited consolidated financial statements for the year ended December 31, 2004. Copies of the financial statements are contained in our 2004 Annual Report which is being mailed to shareholders together with this Proxy Statement. Our 2004 Annual Report is not part of our proxy soliciting information.

Who Can Vote:	All holders of record of our common shares at the close of business on March 23, 2005, are entitled to vote. Holders of the common shares are entitled to one vote per share at the Annual General Meeting.

Proxies Solicited By:	Your vote and proxy are being solicited by our Board of Directors for use at the Annual General Meeting. This Proxy Statement and enclosed proxy card are being sent on behalf of our Board of Directors to all shareholders beginning on or about April 13, 2005. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions. You may also authorize the persons named on the proxy card to vote your shares via the Internet at the Internet address of www.voteproxy.com, or telephonically by calling 1-800-PROXIES (1-800-776-9437). Please have your proxy card available if you decide to appoint a proxy by the Internet or by telephone because the proxy card contains more detailed instructions. Proxies submitted by Internet or telephone must be received by 11:59 p.m. New York time on May 12, 2005. If you give your proxy by the Internet or telephone, please do not mail your proxy card.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee.

Proxies:	If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote your shares as recommended by the Board of Directors.

Revoking Your Proxy:	You can revoke your proxy by:

• writing to the Secretary at 515 Post Oak Blvd., Suite 600, Houston, Texas 77027 before the Annual General Meeting;

• submitting a later-dated proxy via mail, the Internet or telephone; or

• casting your vote in person at the Annual General Meeting.

You may not revoke a proxy simply by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

Quorum:	As of March 23, 2005, there were 147,534,340 common shares issued and entitled to vote, including 8,043,215 shares held by subsidiaries of the Company. We do not vote the shares held by our subsidiaries. The presence of two or more persons in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares throughout the meeting will form a quorum. If you have properly given a proxy by mail, Internet or telephone, your shares will count toward the quorum, and the persons named on the proxy card will vote your shares as you have instructed. Pursuant to Bermuda law, (i) common shares represented at the Annual General Meeting whose votes are withheld on any matter, (ii) common shares that are represented by “broker non-votes” (i.e., common shares held by brokers that are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (iii) common shares that abstain from voting on any matter are not included in the determination of the common shares voting on a matter but are counted for quorum purposes.

Multiple Proxy Cards:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Cost of Proxy Solicitation:	Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Questions:	You may call our Investor Relations department at (713) 693-4000 or email us at investor.relations@weatherford.com if you have any questions.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

BOARD OF DIRECTORS
Proposal No. 1 — Election of Directors
      Eight directors are to be elected at the Annual General Meeting. Each director elected will hold office until the 2006 Annual General Meeting. All of the nominees for director have served as directors since the 2004 Annual General Meeting. The nominees for election as director are:

Name	Age	Director Since

Bernard J. Duroc-Danner	51	1988
Nicholas F. Brady	74	2004
David J. Butters	64	1984
Sheldon B. Lubar	75	1995
William E. Macaulay	59	1998
Robert B. Millard	54	1989
Robert K. Moses, Jr.	64	1998
Robert A. Rayne	56	1987
      The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a majority of votes cast at the Annual General Meeting will be elected as directors. Abstentions, broker non-votes and withheld votes will not be treated as a vote for or against any particular nominee.
      All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE EIGHT NOMINEES FOR DIRECTOR.
Director Biographies
      Bernard J. Duroc-Danner joined the Company in May 1987 to initiate the start-up of EVI, Inc.’s oilfield service and equipment business. He was elected EVI’s President in January 1990 and Chief Executive Officer in May 1990. In connection with the merger of EVI, Inc. with Weatherford Enterra, Inc. on May 27, 1998, Mr. Duroc-Danner was elected as our Chairman of the Board, President and Chief Executive Officer. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company), Cal Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico), Universal Compression Holdings, Inc. (a natural gas compression service company), Dresser, Inc. (a provider of engineered equipment and services primarily for the energy industry) and London Merchant Securities plc (a leading property development and venture capital company).
      Nicholas F. Brady has been the Chairman of Darby Overseas Investments, Ltd. and Darby Technology Ventures Group, LLC, investment firms, since 1994. Mr. Brady is Chairman of Franklin Templeton Investment Funds (an international investment management company), a director of Amerada Hess Corporation (an exploration and production company) and Templeton Capital Advisors Ltd. (an investment management company), and director or trustee, as the case may be, of a number of investment companies in the Franklin Templeton Group of Funds. Mr. Brady is a former Secretary of the United States Department of the Treasury (1988-1993), a former Chairman of the Board of Dillon Read & Co. Inc. (investment banking) (1970-1988) and a former Chairman of Purolator, Inc. (filtration products) (1971-1987). Mr. Brady also represented the state of New Jersey as a member of the United States Senate (1982).

      David J. Butters is a Managing Director of Lehman Brothers Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas) and a director of Grant Prideco, Inc. (a provider of drill pipe and other drill stem products). Mr. Butters is Vice Chairman of the Company’s Board.
      Sheldon B. Lubar has been the Chairman of Lubar & Co., a private investment and management company, for more than the past five years. Mr. Lubar is a director of Crosstex Energy, L.P., Crosstex Energy, Inc. (gas gathering and processing companies), Grant Prideco and various private companies. Until 2005, he was Chairman of Total Logistics, Inc.
      William E. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1983. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. Mr. Macaulay is currently a director of the following SEC reporting companies: (i) Pride International, Inc. (a contract drilling and related services company); (ii) Foundation Coal Holdings, Inc. (a coal company); (iii) Alpha Natural Resources, Inc. (a coal company); (iv) Dresser-Rand Group, Inc. (a supplier of rotating equipment solutions to the oil, gas, petrochemical and industrial process industries); and (v) Dresser, Inc. (a provider of engineered equipment and services primarily for the energy industry).
      Robert B. Millard is a Managing Director of Lehman Brothers Inc., where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark Offshore, Inc. and L-3 Communications Corporation (a manufacturer of electronic communications equipment principally for the defense industry).
      Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and as a director of Weatherford Enterra from December 1992 to May 1998. Mr. Moses is also a director of Grant Prideco.
      Robert A. Rayne is Chief Executive Director of London Merchant Securities plc, a company listed on the London Stock Exchange, and has been a Director of that company for more than the past five years.
      Philip Burguieres, who has served as a Director since 1998, will not stand for re-election at the Annual General Meeting. Mr. Burguieres has been Vice Chairman and part owner of The Houston Texans, a National Football League team, since 2000. He also has been Chief Executive Officer of EMC Holdings, LLC, a private energy investment firm, since 2000. He was elected to the Board in May 1998 and has been employed as our Chairman Emeritus since that time. Mr. Burguieres served as a director of Weatherford Enterra from April 1991 until May 1998, and as Chairman of the Board of Weatherford Enterra from December 1992 until May 1998. From April 1991 to October 1996, he also served as President and Chief Executive Officer of Weatherford Enterra. Mr. Burguieres serves as a director of JP Morgan Chase Bank and Newfield Exploration Company.
      The Board wishes to thank and recognize Mr. Burguieres for his many years of service and his long-standing commitment and dedication to Weatherford.

Committees and Meetings of The Board
Committees
      The Board of Directors has created the following committees:

•	Audit

•	Compensation

•	Corporate Governance and Nominating
Number of Meetings
      During 2004, the Board of Directors met four times, the Audit Committee met twelve times, the Compensation Committee met two times, and the Corporate Governance and Nominating Committee met two times. All of the directors attended at least 75% of all Board of Directors and respective committee meetings.
Audit Committee
      Messrs. Butters, Lubar (Chair) and Rayne are the current members of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee. The charter is available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Audit Committee are:

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our independent auditors, including their qualifications, independence and performance; and

•	overseeing our internal auditors.
      All members of the Audit Committee are independent as defined by the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Board of Directors has determined that Messrs. Butters and Rayne are “audit committee financial experts” as defined by applicable SEC rules because of their extensive financial experience. For more information regarding Messrs. Butters’ and Rayne’s experience, please see their biographies on page 4 of this proxy statement.
Compensation Committee
      Messrs. Millard, Moses and Rayne (Chair) are the current members of the Compensation Committee. As of the date of the Annual General Meeting, the members of the Compensation Committee will be Messrs. Brady, Millard (Chair) and Moses. The Board of Directors has adopted a written charter for the Compensation Committee. The charter is available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Compensation Committee are:

•	evaluating the performance and, together with the other members of the Board who are independent as defined by the rules of the New York Stock Exchange, determining and approving the compensation of our chief executive officer;

•	making recommendations to the Board regarding executive compensation, incentive compensation plans and equity-based plans; and

•	administering or having administered our incentive compensation plans and equity-based plans for executive officers and employees.

      All members of the Compensation Committee are independent as defined by the rules of the New York Stock Exchange.
Corporate Governance and Nominating Committee
      Messrs. Butters (Chair), Lubar and Macaulay are the current members of the Corporate Governance and Nominating Committee. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee. The charter is available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Corporate Governance and Nominating Committee are:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the director nominees for the next Annual General Meeting of Shareholders;

•	developing and recommending to the Board the Corporate Governance Guidelines for the Company;

•	overseeing the Board in its annual review of the Board’s and management’s performance; and

•	recommending to the Board director nominees for each committee.
      All members of the Corporate Governance and Nominating Committee are independent as defined by the rules of the New York Stock Exchange.
Board Compensation
Directors’ Fees
      The directors who are not employees of the Company are paid the following fees:

•	$5,000 for each Board meeting attended;

•	$2,000 for each Committee meeting attended;

•	$60,000 as an annual retainer;

•	$10,000 as an annual retainer for each Committee chair (other than the Audit Committee chair);

•	$20,000 as an annual retainer for the Audit Committee chair; and

•	$10,000 as an annual retainer for each Audit Committee member.
      Retainers are paid on a quarterly basis.
Deferred Compensation Plan
      Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted on a monthly basis into non-monetary units representing common shares that could have been purchased with the deferred fees based on the average of the high and low price of the common shares on the last day of the month in which the fees were deferred. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director’s account equal to (1) 7.5% of the director’s fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when distributions will be made from the plan. The amount of the distribution will be a number of common shares equal to the number of units in the director’s account at the time of the distribution. During 2004, we contributed $13,879, $20,646, $18,942, $12,900, $12,900, $12,900 and $18,846 to the accounts of Messrs. Brady, Butters, Lubar, Macaulay, Millard, Moses and Rayne, respectively, which represented 305, 445, 407, 278, 280, 280 and 405 units allocated to their respective accounts. As of December 31, 2004, Messrs. Brady, Butters, Lubar, Macaulay, Millard, Moses and

Rayne had 457; 14,002; 2,929; 1,677; 1,110; 1,747 and 4,041 Weatherford units allocated to their respective accounts, including units purchased with their own deferrals. Based on the closing price of our common shares on December 31, 2004 ($51.30), the value of the Weatherford units in Messrs. Brady’s, Butters’, Lubar’s, Macaulay’s, Millard’s, Moses’ and Rayne’s accounts was $23,444, $718,303, $150,258, $86,030, $56,943, $89,621 and $207,303, respectively.
Restricted Share Awards
      On September 8, 2004, we granted to each of the non-employee directors and Mr. Burguieres a restricted share award of 3,000 common shares pursuant to our restricted share plan. The awards vest in three equal annual installments, beginning on September 8, 2005, subject to earlier vesting in the event of the death, disability or retirement of the director or a change of control of Weatherford. Based on the closing price of our common shares on September 8, 2004 ($47.30), the value of each restricted share award was $141,900.
Retirement Plan
      The Company maintains the Weatherford International Incorporated Non-Employee Director Retirement Plan for former eligible directors of Weatherford Enterra. Under this plan, former non-employee directors of Weatherford Enterra with at least five years of service as a director are entitled to receive an annual benefit amount equal to 50% of the annual cash retainer fee in effect at the time of retirement, with benefits increased by 10% (up to 100%) for each additional full year of service in excess of five years. The benefits are payable monthly for the lesser of the number of months that the director served on the Board or ten years. If the director dies while serving on the Board or after his retirement from the Board, benefits are paid to his beneficiaries. After the merger of EVI, Inc. and Weatherford Enterra in June 1998, we discontinued this plan. Mr. Moses is the only current director who was fully vested and eligible to participate in this plan at the time of the plan’s discontinuance.
Burguieres Employment Agreement
      In June 1998, we entered into an employment agreement with Mr. Burguieres, which has a term of fifteen years and provides for an annual salary of $120,000. If we terminate Mr. Burguieres’ employment for any reason other than for “cause” or if Mr. Burguieres’ employment is terminated as a result of his death or disability, Mr. Burguieres or his estate will be entitled to receive annual salary payments through the term of the agreement, and Mr. Burguieres and his eligible dependents will continue to receive health and medical benefits. If we terminate his employment for “cause”, Mr. Burguieres will not be entitled to any further salary payments or health and medical benefits. Under Mr. Burguieres’ employment agreement, “cause” is generally defined as (i) an act of dishonesty which constitutes a felony or results in personal gain or enrichment at our expense, (ii) willful and continued failure to substantially perform his duties after written demand is made by the Board or (iii) Mr. Burguieres’ ownership, management or employment by any business which competes, in our reasonable judgment, with any business conducted by us.
      Mr. Burguieres also participates in our Executive Deferred Compensation Stock Ownership Plan, described in the Compensation Committee Report in this proxy statement. During 2004, we contributed $18,000 to the account of Mr. Burguieres, which represented 396 units allocated to his account. As of December 31, 2004, Mr. Burguieres had 4,380 Weatherford units allocated to his account, including units purchased with his own deferrals. Based on the closing price of our common shares on December 31, 2004 ($51.30), the value of the Weatherford units in Mr. Burguieres’ account was $224,694.
Corporate Governance Matters
      We are committed to adhering to sound principles of corporate governance. A copy of our Corporate Governance Principles is available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance,” then “Corporate Governance Policies.” We will also provide a copy of our Corporate Governance Principles to any of our shareholders without charge upon written request.

Director Independence
      The Board of Directors has affirmatively determined that each director and nominee is independent, as defined for purposes of the New York Stock Exchange’s listing standards, other than Messrs. Duroc-Danner and Burguieres, who are employees. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations. Relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director in making its independence determinations. A relationship falls within the categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	Is in the ordinary course of business and does not exceed 2% of the consolidated gross revenues of the other person for the previous year.
None of the independent directors and nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards. The relationships discussed under “Certain Relationships” in this proxy statement did not exceed these standards.
Director Nominations
      In obtaining the names of possible nominees, the Corporate Governance and Nominating Committee makes its own inquiries and will receive suggestions from other directors, management, shareholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chair, Corporate Governance and Nominating Committee, care of the Secretary, Weatherford International Ltd., 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, USA. Recommendations received before December 1st in any year will be considered for inclusion in the slate of director nominees to be presented at the Annual General Meeting in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies and his or her availability for a personal interview with the Corporate Governance and Nominating Committee, and evidence that the person making the recommendation is a shareholder of Weatherford.
      The Corporate Governance and Nominating Committee believes that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at (in person) and participation in all Board and Committee meetings, and should be committed to serve on the Board for an extended period of time.
      Shareholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission. Shareholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our shareholders at the Annual General Meeting must comply with the deadlines and procedures set forth in our Bye-laws. Please see “Proposals by Shareholders” in this proxy statement for more information.
Communication with Board Members
      Any shareholder or other interested party that desires to communicate with the Board of Directors or any of its specific members, including the Presiding Director or the non-management directors as a group, should send their communication to the Secretary, Weatherford International Ltd., 515 Post Oak Boulevard,

Suite 600, Houston, Texas 77027, USA. All such communications will be forwarded to the appropriate members of the Board.
Director Presiding at Executive Sessions
      Executive sessions of non-management directors are held at least twice each year. Mr. Butters has been appointed as the Presiding Director for these sessions.
Director Attendance at Annual General Meeting
      All directors are expected to attend the Annual General Meeting. Messrs. Duroc-Danner, Burguieres, Butters, Lubar, Millard, Moses and Rayne attended our 2004 Annual General Meeting, either in person or by video conferencing.
Code of Conduct
      We have adopted a Code of Conduct that applies to our directors, officers and employees. We also have adopted a Supplemental Code of Conduct that applies to our President and Chief Executive Officer and our Chief Financial Officer. These documents are available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance.” We will also provide a copy of these documents to any of our shareholders without charge upon written request. We intend to post amendments to and waivers of our Code of Conduct (to the extent applicable to our President and Chief Executive Officer and our Chief Financial Officer) and to the Supplemental Code of Conduct at this location on our website.

Audit Committee Report
April 4, 2005
To the Board of Directors of Weatherford International Ltd.:
      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004.
      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.
      Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
      We also have considered whether the services provided by the independent auditors for non-audit services are compatible with maintaining the auditors’ independence and determined that such services are compatible with maintaining such independence of Ernst & Young LLP.

David J. Butters
Sheldon B. Lubar, Chairman
Robert A. Rayne

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal 2 — Appointment of Independent Registered Public Accounting Firm
and Authorization of The Audit Committee to Set the
Independent Registered Public Accounting Firm’s Remuneration
      In accordance with Bermuda law and the Company’s Bye-laws, our shareholders have the authority to appoint our independent registered public accounting firm and to authorize the Audit Committee to set the remuneration of the independent registered public accounting firm. At the Annual General Meeting, our shareholders will be asked to appoint Ernst & Young LLP as Weatherford’s independent registered public accounting firm for the year ending December 31, 2005, and to authorize the Audit Committee of our Board of Directors to set Ernst & Young’s remuneration. The affirmative vote of a majority of the votes cast at the Annual General Meeting is required to approve the proposal to appoint Ernst & Young as the Company’s independent registered public accounting firm and to authorize the Audit Committee to set Ernst & Young’s remuneration.
      Representatives of Ernst & Young will be present at the Annual General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY AND THE AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REMUNERATION.
Fees Paid to Ernst & Young
      The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by Ernst & Young during those periods.

	2003	2004

Audit fees(1)	$2,523,000	$5,632,000
Audit-related fees(2)	25,000	64,000
Tax fees(3)	169,000	197,000
All other fees(4)	—	197,000

Total	$2,717,000	$6,090,000

(1)	Audit fees consist of professional services rendered for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with generally accepted auditing standards. Fees are presented in the period to which they relate versus the period in which they were billed.

(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation as well as fees for employee benefit plan audits.

(3)	Tax fees consist of non-U.S. tax compliance, planning and consultation and U.S. tax-related consultation.

(4)	Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

Audit Committee Pre-approval Policy
      The Audit Committee has established a pre-approval policy for all audit services to be provided by an outside audit firm, including the independent auditor, and permissible non-audit services provided by the independent auditor.
      There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services and amounts. Under the policy, pre-approved service categories are provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. The Audit Committee reviews a listing of “General” services provided on a quarterly basis. “Specific” pre-approval is required for certain types of services or if a service exceeds the limits set out in the “General” pre-approval. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chairman of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting.
      Pre-approval is not required for de minimis services that initially were thought to be part of an audit. When an auditor performs a service thought to be part of the audit, which then turns out to be a non-audit service, the pre-approval requirement is waived. However, the Audit Committee must approve the service before the audit is completed. Fees for de minimis services, when aggregated with fees for all such services, cannot exceed five percent of the total fees paid to the accountant during the fiscal year.

SHARE OWNERSHIP
Shares Owned by Directors and Executive Officers
      This table shows the number and percentage of common shares beneficially owned as of March 23, 2005 by each of our directors, each of the executive officers named in the Summary Compensation Table that appears under “Executive Compensation” in this Proxy Statement and all of our directors and executive officers as a group. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

	Amount and Nature of Shares
	Beneficially Owned as of March 23, 2005

	Number of	Right to	Percent of
Name	Shares Owned	Acquire(1)	Outstanding Shares

Bernard J. Duroc-Danner(2)	237,733	654,083	*
Nicholas F. Brady(3)	158,016	478	*
Philip Burguieres(4)	139,522	34,456	*
David J. Butters(5)	37,247	177,707	*
Sheldon B. Lubar(6)	1,263,377	156,633	1.0
William E. Macaulay(7)	20,933	165,357	*
Robert B. Millard(8)	111,960	164,791	*
Robert K. Moses, Jr.(9)	103,000	155,428	*
Robert A. Rayne(10)	3,279	107,708	*
E. Lee Colley, III(11)	39,844	169,722	*
Jon R. Nicholson(12)	34,372	115,908	*
Lisa W. Rodriguez(13)	41,427	133,202	*
Gary L. Warren(14)	51,171	275,851	*
All officers and directors as a group (17 persons)	2,345,262	2,373,124	3.4

*	Less than 1%.

(1)	Includes common shares that can be acquired through stock options exercisable through May 22, 2005. Also includes common shares that can be acquired as a result of distributions pursuant to our Non-Employee Director Deferred Compensation Plan or our Executive Deferred Compensation Stock Ownership Plan, as applicable, based on the number of units allocated to each participant’s account as of March 23, 2005. The Non-Employee Director Deferred Compensation Plan is described under “Deferred Compensation Plan” on page 6 of this proxy statement, and the Executive Deferred Compensation Stock Ownership Plan is described in the Compensation Committee Report in this proxy statement.

(2)	Includes 4,004 shares held under our 401(k) Savings Plan, 45,206 shares held by a family limited partnership and 179,031 restricted shares that are subject to vesting schedules and forfeiture risk.

(3)	Includes 150,016 shares held by a living trust of which Mr. Brady is the trustee, and 8,000 restricted shares that are subject to vesting schedules and forfeiture risk.

(4)	Includes 421 shares held under our 401(k) Savings Plan, 3,000 restricted shares that are subject to a vesting schedule and forfeiture risk and 950 shares held by his wife, over which Mr. Burguieres has no voting or dispositive power. Does not include 475 shares held by his adult son, over which Mr. Burguieres has no voting or dispositive power. Mr. Burguieres disclaims beneficial ownership of the shares held by his wife and son.

(5)	Includes 13,772 shares held by Mr. Butters’ wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership, and 3,000 restricted shares that are subject to a vesting schedule and forfeiture risk.

(6)	Includes 1,224,571 shares held by a limited partnership, the sole general partner of which is a limited liability company of which Mr. Lubar is a manager, and the limited partners of which include trusts of which Mr. Lubar is trustee. Mr. Lubar disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest in those shares. Also includes 3,000 restricted shares that are subject to a vesting schedule and forfeiture risk.

(7)	Includes 6,618 shares held by Mr. Macaulay’s wife and 3,876 shares held in the name of or in trust for Mr. Macaulay’s adult daughters, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership. Also includes 3,000 restricted shares that are subject to a vesting schedule and forfeiture risk.

(8)	Includes 26,772 shares held by a charitable foundation controlled by Mr. Millard and his wife. Also includes 3,000 restricted shares that are subject to a vesting schedule and forfeiture risk. All stock options reported in this table are held by a grantor retained annuity trust of which Mr. Millard is trustee.

(9)	Includes 3,000 restricted shares that are subject to a vesting schedule and forfeiture risk.

(10)	Includes 3,000 shares that are subject to a vesting schedule and forfeiture risk. Excludes 595,500 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Chief Executive Director. Mr. Rayne disclaims beneficial ownership of all of the shares beneficially owned by London Merchant Securities.

(11)	Includes 626 shares held under our 401(k) Savings Plan and 37,460 restricted shares that are subject to vesting schedules and forfeiture risk.

(12)	Includes 1,222 shares held under our 401(k) Savings Plan and 31,846 restricted shares that are subject to vesting schedules and forfeiture risk.

(13)	Includes 1,140 shares held under our 401(k) Savings Plan and 38,076 restricted shares that are subject to vesting schedules and forfeiture risk.

(14)	Includes 1,005 shares held under our 401(k) Savings Plan and 43,076 restricted shares that are subject to vesting schedules and forfeiture risk.
Shares Owned by “Beneficial Holders”
      This table shows information for each person known by us to beneficially own 5% or more of the outstanding common shares as of March 23, 2005.

Name and Address of		Percent of
Beneficial Owner	Number of Shares(1)	Outstanding Shares

Citigroup Inc.(2)	20,374,534	14.8
399 Park Avenue
New York, New York 10043
FMR Corp.(3)	17,091,649	12.4
82 Devonshire Street
Boston, Massachusetts 02109
Capital Group International, Inc.(4)	7,863,990	5.7
11100 Santa Monica Blvd.
Los Angeles, California 90025
Capital Guardian Trust Company(5)	6,774,690	4.9
11100 Santa Monica Blvd.
Los Angeles, California 90025

(1)	This information is based on information as of December 31, 2004 furnished by each shareholder or contained in filings made by the shareholder with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its common shares, unless otherwise noted.

(2)	Citigroup Global Markets Holdings Inc. (“CGM Holdings”) is a beneficial owner of 20,065,403 of such shares. Smith Barney Fund Management LLC (“SB Fund”) is a beneficial owner of 7,947,181 of such shares. Citigroup Financial Products Inc. (“CFP”) is a beneficial owner of 12,102,422 of such shares. Citigroup Global Markets Inc. (“CGM”) is a beneficial owner of 11,975,051 of such shares. CFP is sole stockholder of CGM. CGM Holdings is sole stockholder of CFP and sole member of SB Fund. Citigroup, Inc. is the sole stockholder of CGM Holdings. Voting and dispositive power over all shares is shared. Shares reported assume conversion or exercise of certain securities held.

(3)	Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. (“FMR”) and an investment adviser, is the beneficial owner of 15,712,406 shares as a result of acting as investment adviser to various registered investment companies (the “Funds”). Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR and a bank, is the beneficial owner of 929,533 shares as a result of serving as investment manager of institutional accounts. Edward C. Johnson 3d, FMR’s Chairman, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 15,712,406 shares owned by the Funds, and Mr. Johnson and FMR, through its control of FMTC, each has sole power to dispose of 929,533 shares and sole power to vote or direct the voting of 897,433 shares and no power to vote or direct the voting of 32,100 shares owned by the institutional accounts. The Funds’ Board of Trustees has sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds’ shares under written guidelines established by the Funds’ Board of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson’s wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Fidelity International Limited (“FIL”) beneficially owns 449,710 shares and has sole power to vote and to dispose of such shares. FIL operates independently of FMR Corp. and Fidelity. A partnership controlled by Mr. Johnson and members of his family own shares of FIL with the right to cast approximately 39.89% of the votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(4)	Capital Group International, Inc. (“CGII”) is the parent holding company of a group of investment management companies that hold investment power over all shares reported and voting power over 6,028,480 of the shares reported. CGII does not have investment power or voting power over any of the shares reported. However, by virtue of Rule 13d-3 of the Exchange Act, CGII may be deemed to “beneficially own” the shares. Beneficial ownership is disclaimed pursuant to Rule 13d-4 of the Exchange Act.

(5)	Capital Guardian Trust Company (“CG Trust”), a wholly owned subsidiary of CGII, has sole voting power over 5,032,380 of such shares and has sole dispositive power over all of such shares. CG Trust is deemed to be the beneficial owner of such shares as a result of its serving as investment manager of various institutional accounts. Beneficial ownership is disclaimed pursuant to Rule 13d-4 of the Exchange Act.

EXECUTIVE OFFICERS
      In addition to Mr. Duroc-Danner, whose biography is shown on page 3, the following persons are our executive officers. None of the executive officers or directors have any family relationships with each other, other than E. Lee Colley, III and M. David Colley, who are brothers.

Name	Age	Position

Bernard J. Duroc-Danner	51	Chairman of the Board, President and Chief Executive Officer
E. Lee Colley, III	48	Senior Vice President and President — Completion and Production Systems
Gary L. Warren	55	Senior Vice President and President — Drilling and Well Services
Stuart E. Ferguson	38	Senior Vice President and Chief Technology Officer
Burt M. Martin	41	Senior Vice President, General Counsel and Secretary
Jon R. Nicholson	62	Senior Vice President — Human Resources
Lisa W. Rodriguez	44	Senior Vice President and Chief Financial Officer
M. David Colley	44	Vice President — Manufacturing and Procurement
Keith R. Morley	54	Vice President — Enterprise Excellence and Chief Safety Officer
      E. Lee Colley, III was appointed Senior Vice President and President — Completion and Production Systems in April 2003, in connection with a realignment of our business divisions. Mr. Colley joined us in March 1996 and has served in several positions, including Senior Vice President and President  — Artificial Lift Systems, from November 1998 until April 2003. Prior to that time, Mr. Colley worked for over 20 years for another oilfield service company in various manufacturing, sales and marketing managerial positions.
      Gary L. Warren was appointed Senior Vice President and President — Drilling and Well Services in April 2003, in connection with our business division realignment. Mr. Warren has been employed by the Company since 1992 and has served in several positions, including Senior Vice President and President — Drilling and Intervention Services from October 2000 until April 2003. Mr. Warren worked for Petco Fishing and Rental Tool from 1980 to 1992, when it was acquired by Weatherford Enterra.
      Stuart E. Ferguson was appointed Senior Vice President and Chief Technology Officer in April 2003. Mr. Ferguson joined the Company in April 2001 and has served in several positions, including Senior Vice President and President — Completion Systems from September 2002 until April 2003. From May 2000 until February 2001, Mr. Ferguson was Group Marketing Director of Expro International Group PLC, an oilfield services company. From August 1994 until February 2000, Mr. Ferguson worked for Petroline Wellsystems Ltd., a provider of specialist oilfield products, in various positions, including Technical Services Director. We acquired Petroline in September 1999.
      Burt M. Martin was appointed Senior Vice President, General Counsel and Secretary in April 2002. He joined the Company in June 1998 and served as Associate General Counsel from June 1998 until June 2000 and as Vice President — Law and Secretary from June 2000 until April 2002. From 1993 to 1998, Mr. Martin was an associate attorney with the law firm of Fulbright & Jaworski L.L.P.
      Jon R. Nicholson was appointed Senior Vice President — Human Resources in January 2000 and served as Vice President — Human Resources from May 1998 to January 2000. Prior to May 1998, Mr. Nicholson worked for Weatherford Enterra as Vice President — Human Resources from October 1995 to May 1998 and as Director of Human Resources from February 1993 to October 1995.
      Lisa W. Rodriguez was appointed Senior Vice President and Chief Financial Officer in June 2002. Ms. Rodriguez joined the Company in 1996 and has served in several positions, including Vice President — Accounting and Finance from February 2001 to June 2002, Vice President — Accounting from June 2000 to

February 2001 and Controller from 1999 to February 2001. Prior to joining the Company, Ms. Rodriguez worked for Landmark Graphics from 1993 to 1996.
      M. David Colley joined the Company in 1996 and was appointed Vice President — Manufacturing and Procurement in January 2005. He served as Vice President — Global Manufacturing from September 2002 to January 2005. Mr. Colley also was in charge of Information Technology from December 2002 until February 2004. Prior to joining the Company, Mr. Colley worked for 17 years for another oilfield service company in various positions, with a focus on the supply of oilfield products.
      Keith R. Morley joined the Company in November 2001 and was appointed Vice President — Enterprise Excellence in May 2003 and Chief Safety Officer in January 2005. From August 1999 to November 2001, Mr. Morley worked for CiDRA Optical Sensing Systems in various capacities, including Senior Vice President and General Manager. We acquired CiDRA Optical Sensing Systems in November 2001. From October 1998 to August 1999, Mr. Morley was President and Chief Executive Officer of Diversified Energy Services Corporation.
EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
      The Compensation Committee of the Board of Directors consists of three directors who are not employees of the Company and who are independent, as defined by the standards of the New York Stock Exchange. The Compensation Committee annually reviews and administers the Company’s compensation program and policies for executive officers, and in conjunction with the Board of Directors, determines the overall compensation of our executive officers. This report sets forth the major components of executive compensation and the basis by which 2004 compensation determinations were made by the Compensation Committee and the Board of Directors for the executive officers.
Compensation Objectives and Program
      The overall objectives of the Company’s executive compensation program are to provide competitive salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in key executive positions, (ii) drive and reward strong business performance to create superior value for our shareholders and (iii) encourage our executives to focus on both the short-term and long-term performance goals of the Company and its shareholders. With these objectives in mind, our executive compensation program includes a combination of reasonable base salaries and various short and long-term incentive programs linked to the Company’s financial and share performance. Our compensation program also stresses equity-based long-term compensation as a means of providing incentives to executive officers to achieve growth in the value of our common shares.
      Compensation decisions are complex and are best made after a deliberate review of the Company’s performance, the current compensation levels of our executive officers and general industry compensation levels. In making compensation decisions, the Compensation Committee takes into account the cyclical nature of our industry and the Company’s performance relative to the performance of other companies of comparable size, complexity and quality. The Compensation Committee also relies on independent compensation consultants to provide competitive market data and current compensation trends. The consultants provide the Compensation Committee with survey data comparing the compensation of our executive officers with the compensation levels of similar executives at companies in our industry.
      The Compensation Committee also works closely with the Board of Directors in establishing and reviewing our executive compensation program. All equity-based compensation decisions for the executive officers are approved by our full Board of Directors following recommendations by the Compensation Committee. Messrs. Duroc-Danner and Burguieres, both employees of the Company, abstain from voting with respect to these matters. The Compensation Committee also receives recommendations from, or delegates authority to, Mr. Duroc-Danner concerning the annual base salary, annual performance compensation and long-term incentives of our executive officers, other than Mr. Duroc-Danner.

      The Compensation Committee considers the tax impact of the Company’s executive compensation program. Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to the five highest paid executives. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.
      The primary components of our executive compensation program are base salary, annual performance compensation, long-term incentives, deferred compensation and retirement benefits.
Base Salary
      Base salaries of our executive officers are reviewed on an annual basis. The amount and any increases to base salary levels are determined based on a combination of factors, including the executive’s level of experience and responsibility, levels of salary for executives in other comparable companies in our industry, the scope and complexity of the position held, the executive’s individual efforts in achieving business results, and demonstration of leadership and team-work abilities. Based upon the recommendations of Mr. Duroc-Danner regarding each of the other executive officers and following the Committee’s review, each executive officer received an increase to their base salary in 2004.
Annual Performance
      Annual performance compensation is provided to the executive officers in the form of cash bonuses relating to certain financial and operational achievements of the Company. The executive officers and all other management and key employees of the Company participate in the Weatherford Variable Compensation Plan. The Variable Compensation Plan provides all participants with the opportunity to earn annual cash bonuses based on the achievement of specific Company-wide and divisional performance targets for each fiscal year. The Company’s annual performance targets are established jointly by the Compensation Committee and management. For fiscal 2004, the performance targets were based on the Company’s earnings before interest and taxes and certain working capital ratios. These objectives are established at three levels: minimum level, target level and maximum level. Where executive officers have divisional business responsibilities, a large portion of their individual target goal is based on financial performance of their divisional business unit. As a result of the Company’s strong financial performance in fiscal 2004, each of the executive officers, including Mr. Duroc-Danner, received cash bonuses for fiscal 2004.
Long-Term Incentives
      The Compensation Committee considers long-term incentives to be a key component of the executive compensation program as these incentives are designed to motivate management to work toward long-term performance of the Company and serve to link a significant portion of the executive officers’ compensation to long-term shareholder value. These long-term incentives are equity-based and have consisted of both stock options and restricted share awards. The Compensation Committee believes that these types of awards provide our executive officers with a benefit that will increase only to the extent that the value of the common shares increases, thereby giving them an incentive to work to increase shareholder value. The factors considered by the Compensation Committee in determining the number of options and restricted share awards to be granted to each executive officer are generally the same as those used in establishing the base salaries of executive officers.
      Stock options are subject to vesting over a number of years and have exercise prices equal to the market price of the common shares at the date of grant. Restricted shares also are subject to vesting over a number of years and are subject to forfeiture risk. In 2004, a total of 39,374 restricted common shares were granted to our executive officers, other than Mr. Duroc-Danner, in recognition of their past performance and in consideration of their continued service. These restricted shares vest in equal portions over a two-year period. There were no stock options granted to executive officers in 2004.

Deferred Compensation
      We maintain an executive deferred compensation plan that provides our executive officers and other key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common shares and that may only be realized upon the employee’s retirement, termination or death. Under this plan, participating employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of common shares that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest a portion of their compensation in the Company’s common shares, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral. Our executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company’s contributions. Distributions under the plan are made in common shares, with the participant receiving one common share for each unit in the participant’s account at the time of the distribution. The Company’s obligations with respect to the plan are unfunded. However, the Company has established a grantor trust, which is subject to the claims of the Company’s creditors, into which funds are deposited with an independent trustee that purchases common shares for the plan. The ultimate value of benefits under the plan to the participant is wholly dependent upon the price of the common shares at the time the participating employee retires or dies or his or her employment terminates. We believe that this plan is an important component of the executive compensation program and serves the purpose of aligning management’s interests with those of the Company’s shareholders.
Retirement Benefits
      In 2003, the Board of Directors approved the Weatherford International Ltd. Nonqualified Executive Retirement Plan, which provides supplemental retirement benefits to our executive officers. The Company adopted the plan after an analysis of executive compensation packages offered by comparable companies in our industry. The plan was adopted to make the compensation of our executive officers more competitive with these peer companies.
Chief Executive Officer Compensation
      The Compensation Committee determines the overall compensation for Mr. Duroc-Danner in the same manner and using the same criteria set forth in this report for all executive officers. Based on data provided by independent compensation consultants, the Compensation Committee compares Mr. Duroc-Danner’s overall compensation program with the compensation programs of other chief executive officers of comparable companies in our industry. In addition, the Compensation Committee prepares a formal evaluation of Mr. Duroc-Danner on an annual basis, and the results of that evaluation are considered in determining his annual compensation program.
      Based on the Compensation Committee’s review of Mr. Duroc-Danner, using the criteria described in this report, Mr. Duroc-Danner’s base salary was increased by $200,000, to $1,100,000. As a result of the Company’s strong financial performance during 2004, Mr. Duroc-Danner received a cash bonus of $1,446,065 pursuant to the terms of the Company’s Variable Compensation Plan. During 2004, Mr. Duroc-Danner also received restricted stock awards of 25,812 shares (which vests annually over a two-year period) and 130,000 shares (which vests annually over a three-year period). The restricted stock awards were granted in recognition of Mr. Duroc-Danner’s past achievements in increasing shareholder value and to provide Mr. Duroc-Danner with incentives to continue to increase long-term shareholder value.
Summary
      We believe that the compensation program is necessary to retain Mr. Duroc-Danner and all other executive officers who are essential to the continued success and development of the Company, to enhance shareholder value through superior performance and to compensate those officers for their efforts and achievements. We further believe that our executive compensation program is consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes. The Compensation Committee, together with the Board of Directors, intend to review the compensation policies on an ongoing basis to ensure that executive compensation appropriately reflects corporate and individual performance and yields awards that are reflective of the individual’s contribution to the achievement of the Company’s goals.
Nicholas F. Brady
Philip Burguieres
David J. Butters
Bernard J. Duroc-Danner
Sheldon B. Lubar
William E. Macaulay
Robert B. Millard*
Robert K. Moses, Jr.*
Robert A. Rayne*

*	Members of the Compensation Committee
Compensation Committee Interlocks and Insider Participation
      During 2004 and until May 13, 2005, Messrs. Millard, Moses and Rayne were and are the members of our Compensation Committee. Messrs. Brady, Millard and Moses will be the members of the Compensation Committee beginning on May 13, 2005.
      Mr. Rayne is Chief Executive Director of London Merchant Securities. Mr. Duroc-Danner has been a director of London Merchant Securities since January 2004. Mr. Duroc-Danner does not serve on the Compensation Committee, or any other committee, of London Merchant Securities.
Certain Relationships
      Messrs. Butters and Millard are employed by Lehman Brothers. We entered into an interest rate swap agreement with Lehman in 2003 that was terminated in January 2004. Net proceeds from the termination were $804,163. We entered into and terminated an interest rate swap agreement with Lehman in 2004. Net proceeds from the termination were $603,000. We also entered into two spot currency trades with Lehman in 2004. In one of the trades, we sold 3.9 million Euros to Lehman for approximately 4.7 million U.S. dollars based on exchange rates in effect at the time of the trade. In the other trade, we sold 2.6 million U.S. dollars to Lehman for approximately 3.3 million Canadian dollars based on exchange rates in effect at the time of the trade. All transactions with Lehman were on usual and customary terms.
      Mr. Rayne is employed by London Merchant Securities. In 2003, we entered into a lease with London Merchant Securities for office space in London. The lease is for a term of ten years and provides for an annual rent of £152,600 (approximately $287,637 based on exchange rates as of March 23, 2005) for the first five years. After year five, the rental rate is subject to an upward adjustment. The lease is on usual and customary terms.
      We employ the adult son of Mr. Burguieres in a non-executive capacity. He received total compensation of less than $60,000 in 2004.
      Mr. Burguieres is Vice Chairman and part owner of the Houston Texans. We acquired and maintain a stadium suite and other tickets for the Houston Texans football games, for which we paid the Houston Texans an aggregate of $164,455 in 2004. In addition, the Houston Texans own a suite for the Houston Astros and Houston Rockets sporting events. We purchased one-half of the Houston Texans’ tickets for the Houston Astros baseball games and Houston Rockets basketball games. In 2004, we paid the Houston Texans $42,598 for the baseball tickets and $70,000 for the basketball tickets. These amounts represented one-half of the amounts paid by the Houston Texans for the tickets.

Summary Compensation Table
      This table shows the total compensation paid for the years ended December 31, 2004, 2003 and 2002, to Mr. Duroc-Danner and our four most highly compensated executive officers during 2004:

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Restricted	Shares
				Other Annual	Share	Underlying	All Other
Name and		Salary	Bonus	Compensation	Awards	Options	Compensation
Principal Position	Year	($)(1)	($)(1)	($)(2)	($)(3)	(#)	($)(4)

Bernard J. Duroc-Danner	2004	1,097,644	1,446,065	178,793	7,198,000	—	21,224
Chairman of the Board,	2003	960,564	490,000	235,746	—	185,000	19,865
President and Chief	2002	979,312	—	381,310	—	—	18,002
Executive Officer
E. Lee Colley, III	2004	374,204	400,000	57,226	199,949	—	8,206
Senior Vice President and	2003	328,240	170,000	75,831	—	32,500	7,114
President — Completion and	2002	336,315	—	105,691	—	—	5,332
Production Systems
Jon R. Nicholson	2004	349,133	367,854	66,017	150,043	—	14,285
Senior Vice President —	2003	294,449	100,000	72,578	—	32,500	15,748
Human Resources	2002	302,236	—	117,831	—	—	15,255
Lisa W. Rodriguez	2004	368,642	400,000	62,496	250,017	—	7,372
Senior Vice President and	2003	264,988	100,000	61,948	—	—	6,260
Chief Financial Officer	2002	257,890	—	88,890	—	—	4,384
Gary L. Warren	2004	399,027	500,000	60,616	250,017	—	9,641
Senior Vice President and	2003	337,891	170,000	76,184	—	—	10,021
President — Drilling and	2002	350,004	—	125,982	—	—	7,997
Well Services

(1)	Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the “Executive Deferred Plan”). The terms of the Executive Deferred Plan are described in the Compensation Committee Report. The bonus amounts shown for 2004 were earned in 2004 and paid in 2005. The bonus amounts shown for 2003 were earned in 2002 and 2003 and paid in 2003.

(2)	Other Annual Compensation consists of the following:

		Mr. Duroc-Danner	Mr. Colley	Mr. Nicholson	Ms. Rodriguez	Mr. Warren

Company Contributions to Executive Deferred Plan	2004	$164,647	$56,131	$52,370	$55,296	$59,854
	2003	217,585	74,736	59,167	54,748	76,184
	2002	367,204	105,017	104,473	81,690	124,102
Company Car/ Car Allowance	2004	6,743	1,095	9,000	7,200	—
	2003	11,444	1,095	9,000	7,200	—
	2002	9,813	674	9,000	7,200	—
Club Membership Dues	2004	7,403	—	4,647	—	762
	2003	6,717	—	4,411	—	—
	2002	4,293	—	4,358	—	1,880

Under the Executive Deferred Plan, each officer can defer up to 7.5% of his or her total salary and bonus compensation each year. We contribute an amount equal to 7.5% of the officer’s compensation for each year plus an amount equal to the amount deferred by the officer. As of December 31, 2004, Messrs. Duroc-Danner, Colley, Nicholson, Warren and Ms. Rodriguez had 58,753, 18,430, 15,686, 16,218, and 12,681 Weatherford units allocated to their respective accounts, including units purchased with their own deferrals. Based on the closing price of our common shares on December 31, 2004

($51.30), the value of the Weatherford units in Messrs. Duroc-Danner’s, Colley’s, Nicholson’s, Warren’s and Ms. Rodriguez’s accounts was $3,014,029, $945,459, $804,692, $831,983 and $650,535, respectively.

(3)	Restricted share award values are based on the closing price of our common shares on the date of grant. Dividends, if any are declared, will be paid on the restricted share awards. Based on the closing price of the common shares on December 31, 2004 ($51.30), the number and value of the aggregate restricted share holdings of each of the named officers was as follows:

Name	Number of Shares	Value as of 12/31/04

Bernard J. Duroc-Danner	155,812	$7,993,156
E. Lee Colley, III	4,920	$252,396
Jon R. Nicholson	3,692	$189,400
Lisa W. Rodriguez	6,152	$315,598
Gary L. Warren	6,152	$315,598

The restricted shares granted to Mr. Duroc-Danner vest as follows: 12,906 shares in each of February 2005 and 2006, 43,334 shares in September 2005, and 43,333 shares in each of September 2006 and 2007. The restricted shares granted to Mr. Colley vest as follows: 2,460 shares in each of February 2005 and 2006. The restricted shares granted to Mr. Nicholson vest as follows: 1,846 shares in each of February 2005 and 2006. The restricted shares granted to each of Ms. Rodriguez and Mr. Warren vest as follows: 3,076 shares in each of February 2005 and 2006. The awards are subject to earlier vesting if the executive dies or becomes disabled, if we terminate the executive’s employment other than for cause, if the executive terminates his or her employment for good reason or if there is a change of control of Weatherford.

In January 2005, Messrs. Colley, Nicholson, Warren and Ms. Rodriguez received restricted share awards of 35,000, 30,000, 40,000, and 35,000 shares, respectively. Based on the closing price of our common shares on the date of grant ($49.07), the value of the awards was $1,717,450, $1,472,100, $1,962,800, and $1,717,450 for Messrs Colley, Nicholson, Warren and Ms. Rodriguez, respectively. In February 2005, Mr. Duroc-Danner received a restricted share award of 36,125 shares. Based on the closing price of our common shares on the date of grant ($57.53), the value of the award was $2,078,271. The awards vest in four equal annual installments on the first anniversary of the date of grant, subject to earlier vesting if the executive dies or becomes disabled, if we terminate the executive’s employment other than for cause or if the executive terminates his or her employment for good reason.

(4)	Represents matching contributions under our 401(k) Savings Plan and, for 2003 and 2004, life insurance premiums paid by us. In 2004, matching contributions were $6,500 for each of Messrs. Duroc-Danner, Nicholson and Warren and $6,270 for each of Mr. Colley and Ms. Rodriguez, and life insurance premiums were $14,724, $1,936, $7,785, $3,141 and $1,102 for each of Messrs. Duroc-Danner, Colley, Nicholson, Warren and Ms. Rodriguez, respectively. In 2003, matching contributions were $6,000, $5,404, $6,000, $6,000 and $5,404 for each of Messrs. Duroc-Danner, Colley, Nicholson, Warren and Ms. Rodriguez, respectively, and life insurance premiums were $13,865, $1,710, $9,748, $4,021 and $856 for each of Messrs. Duroc-Danner, Colley, Nicholson, Warren and Ms. Rodriguez, respectively.

Aggregated Option Exercises in 2004
And December 31, 2004 Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		December 31, 2004		December 31, 2004 ($)(1)
	on	Value
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bernard J. Duroc-Danner	25,000	990,050	819,631	481,338	26,893,766	11,145,935
E. Lee Colley, III	60,000	2,400,612	196,054	132,500	5,266,903	3,277,875
Jon R. Nicholson	161,754	5,179,349	100,000	132,500	1,455,000	3,277,875
Lisa W. Rodriguez	18,726	709,258	120,287	100,000	2,019,849	2,753,000
Gary L. Warren	—	—	259,379	100,000	6,850,535	2,753,000

(1)	The value is based on the difference in the closing market price of the common shares on December 31, 2004 ($51.30), and the exercise price of the options. The actual value, if any, of the unexercised options will depend on the market price of the common shares at the time of exercise of the options.
Nonqualified Executive Retirement Plan
      We implemented an executive retirement plan for our executive officers effective in August 2003. The Company has purchased life insurance to finance the benefits under this plan. Participants agreed to a 10% reduction of their annual base salary (as of the time participation commenced) in order to participate in the plan.
      The following table shows the estimated annual benefits payable under the plan to participants upon retirement at age 62 for specified years of service and compensation levels. The benefits shown are not subject to deduction for social security or other offset amounts.
Pension Plan Table

	Years of Service

Remuneration	10	15	20	25

$700,000	192,500	288,750	385,000	420,000
$750,000	206,250	309,375	412,500	450,000
$800,000	220,000	330,000	440,000	480,000
$900,000	247,500	371,250	495,000	540,000
$1,000,000	275,000	412,500	550,000	600,000
$2,000,000	550,000	825,000	1,100,000	1,200,000
$3,000,000	825,000	1,237,500	1,650,000	1,800,000
$3,500,000	962,500	1,443,750	1,925,000	2,100,000
      Compensation under the plan is based on the sum of (a) the highest base salary in the last five years of employment, increased by any amounts that could have been received in cash in lieu of deferrals made pursuant to a cash or deferred arrangement or a cafeteria plan, and (b) the greater of the bonus amount potentially payable under the Company’s management incentive plan for the last year of employment and the highest bonus paid in the last five years of employment.
      The credited years of service at December 31, 2004 for each of the named executive officers were as follows: Mr. Duroc-Danner — 18 years; Mr. E. Lee Colley — 9 years; Mr. Nicholson — 12 years; Ms. Rodriguez — 9 years; and Mr. Warren — 25 years.
      Benefits are the product of an annual benefit percentage (2.75% for each of the named executive officers) multiplied by the participant’s compensation in effect as of his or her retirement, multiplied by the participant’s years of service. The benefits are limited to a maximum amount equal to the participant’s compensation as described above multiplied by a maximum benefit percentage (60% for each of the named executive officers).
      The hypothetical benefits payable shown in the table above would be reduced in the case of early retirement. A participant may elect early retirement on or after attainment of age 55 and the completion of 10 years of service. In the event of early retirement, monthly benefits are reduced by an amount equal to .25% multiplied by the number of years that a participant’s age is less than age 62, subject to a maximum number of seven years.
      If a participant dies or becomes disabled while in our employ, he or she or his or her beneficiaries, as applicable, will be eligible to receive benefits under the plan. If the participant is less than 62 years old at the time of death or disability, benefits are reduced by an amount equal to .25% multiplied by the number of years that the participant’s age is less than 62, subject to a maximum number of seven years.
      If a participant’s employment is terminated other than by us for cause and the participant has completed ten years of service, the participant will be eligible for benefits under the plan. If the participant has not attained age 55 at the time of termination, monthly benefits will begin at age 55, unless the participant elects to receive a lump sum, in which case the benefit will be paid at termination. However, if a participant voluntarily terminates his or her employment other than for good reason prior to a change of control, the participant will not be eligible to receive his or her retirement benefit until age 55. Additionally, if a participant has at least seven years of service but less than ten years and his or her employment is terminated prior to a change of control for any reason other than by us for cause or voluntarily by the participant for any reason other than good reason, disability, death or retirement, the participant will be credited with an additional three years of service and age and will be eligible to receive this termination benefit.
      In the event of a change of control, the participant will be credited with an additional five years of service and age. If the participant’s employment terminates after a change of control for any reason other than by us for cause, the participant will be credited with an additional five years of service and age and will be entitled to receive benefits beginning upon termination of employment.
      A participant’s interest in the plan is generally distributed either in a lump sum or in the form of a monthly annuity for life, at the participant’s option. If the participant elects to receive monthly benefits, the participant’s beneficiaries will receive upon the participant’s death a lump sum payment equal to 120 monthly installments of the participant’s benefit. The participants are entitled to receive “gross-up” payments sufficient to satisfy any tax payments that may be required under Section 4999 of the Internal Revenue Code. Participants and their spouses are also entitled to receive health and medical insurance benefits for life. They are required to pay normal employee contributions for this coverage up to a maximum annual contribution of $2,000. These benefits will be secondary to Medicare and any other health and medical benefits that the participant receives from any other employer-provided plan.
Employment Contracts
      We have entered into employment agreements with each of the officers named in the Summary Compensation Table. The employment agreements provide for a term of three years and are renewable annually. Under the terms of the employment agreements, if we terminate an executive’s employment for any reason other than “cause,” if the executive terminates his employment for “good reason” or if the employment is terminated as a result of the executive’s death or “disability”, as defined in the employment agreements, the executive will be entitled to receive (1) an amount equal to three times the sum of the highest base salary during the five years prior to the year of termination and the greater of the highest annual bonus paid during the five years prior to the year of termination and the annual bonus that would be payable in the current fiscal year, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount equal to three times all employer contributions to our 401(k) plan and other deferred compensation plans over the last year of employment, grossed-up to account for federal and state taxes thereon, (4) an amount equal to three times all fringe benefits and (5) any benefits payable under our retirement plan as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan). In addition, under such circumstances, all benefits under all deferred compensation and other benefit plans, including stock options and restricted share grants, will automatically vest, and all health and medical benefits would be maintained after termination for a period of three years provided the executive makes his required contribution. Under the employment agreements, “cause” is defined as the willful and continued failure to substantially perform the executive’s job, after written demand is made by the Chief Executive Officer or the Board, or the willful engagement in illegal conduct or gross misconduct. Termination by the executive for “good reason” is generally defined as (1) a reduction in title and/or responsibilities of the executive, (2) relocations of the executive, (3) a reduction in the executive’s benefits, (4) the breach by the Company of the employment agreement, (5) any termination by the Company of the executive’s employment and (6) the failure by the Company to renew the employment agreement after a change of control.
      Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and the executive to adverse U.S. federal income tax consequences. Each of the employment agreements provides that we would be required to pay the executive a “gross up payment” to ensure that the executive receives the total benefit intended by his agreement with us.

Performance Graph
      This graph compares the yearly cumulative return on the common shares with the cumulative return on the Dow Jones U.S. Oil Equipment and Services Index and the Dow Jones U.S. Total Market Index for the last five years. The graph assumes the value of the investment in the Company’s common shares and each index was $100 on December 31, 1999, and that all dividends are reinvested, including the Company’s April 2000 distribution to its shareholders of its Drilling Products Division through a special stock dividend in shares of Grant Prideco, Inc. For purposes of this graph, this dividend is treated as a non-taxable cash dividend that was reinvested in additional Weatherford common shares.
Comparison of Five Year Cumulative Total Return

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Weatherford International	100	177	140	150	135	193
Dow Jones U.S. Oil Equipment and Services Index	100	148	102	94	108	146
Dow Jones U.S. Total Market Index	100	91	80	62	81	91
OTHER INFORMATION
Incorporation by Reference
      The Audit Committee Report, the Compensation Committee Report on Executive Compensation and the Performance Graph contained in, and the annexes to, this proxy statement are not deemed to be soliciting material or filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance
      All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 16(a) of the Securities Exchange Act of 1934.
      We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for the executive officers subject to Section 16(a) and our directors during 2004. Messrs. Duroc-Danner, E. Lee Colley, Warren, Ferguson, Martin, Nicholson, M. David Colley, Morley and Parmigiano and Ms. Rodriguez were each required to file a Form 4 by February 10, 2004 to report an award of restricted shares. The Forms 4 were filed on March 3, 2004.
Proposals by Shareholders
      Shareholder proposals to be included in the proxy materials for our Annual General Meeting to be held in 2006 must be received by us by December 5, 2005, and must otherwise comply with Rule 14a-8 promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year.
      If you do not comply with Rule 14a-8, we will not be required to include the proposal in our proxy statement and the proxy card mailed to our shareholders. However, you may use the procedures set forth in our Bye-laws to have a proposal that is not included in our proxy materials brought before the 2005 Annual General Meeting for consideration by our shareholders. The Company’s Bye-laws set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors or bring other business before an annual or special general meeting of shareholders. If a shareholder desires to nominate candidates for election to the Board of Directors or bring other business before the 2006 Annual General Meeting, we must receive notice from the shareholder not less than 60 days nor more than 90 days prior to May 13, 2006 (no earlier than February 12, 2006 and no later than March 14, 2006). However, if our 2006 Annual General Meeting is called for a date that is not within 60 days before or after May 13, 2005, we must receive such notice not later than the 7th day following the day on which notice of the date of the 2006 Annual General Meeting was mailed or public disclosure of the date of the 2006 Annual General Meeting was made, whichever occurs first. Any such notice from a shareholder also must contain the information specified in our Bye-laws, including, in the case of a nomination, certain background information, and in the case of other business, a description of such business and reasons for conducting such business before the Annual General Meeting. Additionally, under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more record shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an Annual General Meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda (located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.
      We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Bye-laws. They are available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance.” Shareholders may also obtain a copy of our Bye-laws free of charge by submitting a written request to our Secretary at our principal executive offices.
      Any shareholder proposal, whether or not to be included in our proxy materials, must be sent to our Secretary at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027.
Other Business
      We know of no other business that will be brought before the Annual General Meeting. Under the Company’s Bye-laws, shareholders may only bring business before the Annual General Meeting if it is submitted to our Secretary within the time limits described above in the section entitled “Proposals by

Shareholders”. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the shares represented by proxies as they deem advisable.
Additional Information Available
      We have filed an Annual Report on Form 10-K for 2004 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on our website at www.weatherford.com. We also will provide a copy of our Annual Report on Form 10-K to any shareholder without charge upon written request. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027), by telephone (713) 693-4000) or visit our website.

By Order of the Board of Directors

Burt M. Martin
Secretary
Houston, Texas
April 4, 2005

Weatherford International Ltd.
Notice of 2005 Annual General Meeting of Shareholders
and Proxy Statement
May 13, 2005
9:00 a.m. (Houston time)
The St. Regis Hotel
1919 Briar Oaks
Houston, Texas

WEATHERFORD INTERNATIONAL LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned shareholder of Weatherford International Ltd. (“Weatherford”) hereby appoints Burt M. Martin, or, failing him, Bernard J. Duroc-Danner, as proxy, each with full power of substitution, for the undersigned to vote the number of common shares of Weatherford that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of Weatherford to be held on May 13, 2005, at 9:00 a.m., Houston time, at The St. Regis Hotel, 1919 Briar Oaks, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 4, 2005:

(Continued and to be signed on the reverse side)

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

WEATHERFORD INTERNATIONAL LTD

May 13, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of the following Nominees as Directors, as set forth in the Proxy Statement.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡ ¡	Nicholas F. Brady David J. Butters Bernard J. Duroc-Danner
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Sheldon B. Lubar William E. Macaulay Robert B. Millard
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Robert K. Moses, Jr. Robert A. Rayne

INSTRUCTION:	To direct the proxy holder to vote for all nominees, mark “FOR ALL NOMINEES” and do not fill in the circle next to any nominee’s name. To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold authority, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2005, and authorization of the Audit Committee of the Board of Directors to set Ernst & Young LLP’s remuneration.	☐	☐	☐

3.	To consider and vote upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in the proxy’s discretion.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTOR LISTED AT LEFT UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

Receipt of the Proxy Statement dated April 4, 2005, and the Annual Report of Weatherford for the year ended December 31, 2004, is hereby acknowledged.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.